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                                                                                 EXHIBIT 11.1

                                     THE NEIMAN MARCUS GROUP, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

                                                             Thirteen Weeks Ended
(Shares in 000's)                                          November 1,    November 2,
                                                                  1997           1996



Primary

1. Weighted average number of
   common shares outstanding                                    49,905         39,413


2. Assumed exercise of certain
   stock options based on average
   market value                                                    191            188


3. Weighted average number of
   shares used in primary per
   share computations                                           50,096         39,601





Fully diluted (A)

1. Weighted average number of
   common shares outstanding                                    49,905         39,413


2. Assumed exercise of all dilutive
   options based on higher of average
   or closing market value                                         194            190

3. Weighted average number of
   shares used in fully diluted
   per share computations                                       50,099         39,603





(A)  This calculation is submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB
Opinion No. 15 because it results in dilution of less than 3%.
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